Item 77C DWS RREEF Real Estate Fund, Inc.

Registrant incorporates by reference to its Proxy
Statement filed on December 30, 2009
(SEC Accession No. 0000950123-09-074135).

The Annual Meeting of Stockholders of DWS RREEF
Real Estate Fund,
Inc. (the "Fund") was held on January 29, 2010 at the
New York Marriott
East Side, 525 Lexington Avenue, New York, NY 10017.
At the close of
Business on December 21, 2009, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 15,715,597 common shares and 880 preferred shares of the
Fund's stock, each being entitled to one vote. The following matters were voted upon by the stockholders of the Fund.

1. The election of the following four Class III Board
Members to hold
office for a term of three years and until their respective successors have been duly elected and qualified:



For:
Withheld:
Kenneth C.
Froewiss*
9
734
Rebecca W. Rimel
13,029,908
1,387,407
William McClayton
13,054,660
1,362,665
William N. Searcy,
Jr.
13,040,559
1,376,756

* Elected by Preferred Stockholders only.


2. The approval of the liquidation and dissolution of DWS
RREEF Real
Estate Fund, Inc. pursuant to a plan of Liquidation and
Dissolution:


Number of Votes:
For:
Against:
Abstain:
8,726,368
1,245,914
156,533



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